EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors

EXCO Resources Inc.:

We consent to the use of our report dated April 2, 2013 with respect to the statements of revenues and direct operating expenses of the Certain Conventional Oil and Natural Gas Properties of EXCO Resources, Inc. for the years ended December 31, 2012, 2011 and 2010, incorporated by reference in the prospectus, which is part of this registration statement on Form S-4, and to the reference to our firm under the heading “Experts” in such prospectus.

/s/ KPMG LLP

Dallas, Texas

December 6, 2013